Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Announces 2004 Fourth Quarter and Calendar Year Results of Operations

Coral Gables, FL (March 31, 2005) — MasTec, Inc. (NYSE: MTZ) today announced results for the quarter and yearended December 31, 2004.

For the year ended December 31, 2004, the net loss from continuing operations was $26.2 million ($0.54 per share) on revenue of $913.8 million, compared with a net loss from continuing operations of $24.4 million ($0.51 per share) on revenue of $827.5 million for the prior year. Including the losses from discontinued operations of $4.1 million and $27.9 million in 2004 and 2003, respectively, and a loss on the write-off of assets of discontinued operations of $19.2 million in 2004, the total net loss for 2004 was $49.4 million compared with $52.3 million in the prior year.

For the quarter ended December 31, 2004, the net loss from continuing operations was $5.8 million ($0.12 per share) on revenue of $246.7 million, compared with a net loss from continuing operations of $30.6 million ($0.64 per share) on revenue of $234.3 million for the prior year. Including the losses from discontinued operations of $1.1 million and $24.3 million in the three months ended December 31, 2004 and 2003, respectively, the total net loss, in the quarter ended December 31, 2004 was $6.9 million compared with a $54.9 million loss in the prior year.

At March 29, 2005, the Company had gross liquidity of approximately $32.9 million. MasTec currently has no draws on its $125 million bank credit facility. The Company recently amended the loan agreement for this credit facility, resulting in increased covenant flexibility.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer commented, “Our management team will now be focused on continued, strong financial reporting and delivering improved financial results to our investors.  We expect revenue growth and profitability for the year ahead.”

The following tables set forth the financial results for the periods ended December 31, 2004:

Consolidated Statements of Operations
(In thousands except per share amounts)

	Year Ended 31,		Three Months Ended December 31,
	2003	2004	2003	2004

Revenue	$827,480	$913,795	$234,284	$246,724
Costs of revenue	744,587	828,743	239,258	221,623
Depreciation	27,586	17,099	6,085	3,839
General and administrative expenses	70,112	74,550	26,670	21,055
Interest expense, net of interest income	19,180	19,478	4,851	5,201
Other income (expense), net	1,242	191	(972)	(801)

Loss from continuing operations before
benefit for income taxes and minority interest	(32,743)	(25,884)	(43,522)	(5,795)
Benefit for income taxes	8,303	--	12,967	--
Minority interest	--	(333)	7	28

Net loss from continuing operations	(24,440)	(26,217)	(30,578)	(5,767)
Discontinued operations:
Loss on write-off of assets of discontinued operations	--	(19,165)	--	--
Loss from discontinued operations, net	(27,859)	(4,055)	(24,299)	(1,088)

Net Loss	$(52,299)	$(49,437)	$(54,877)	$(6,855)

Basic weighted average common shares outstanding	48,084	48,382	48,171	48,423

Basic and diluted net loss per share:
Continuing operations	$(0.51)	$(0.54)	$(0.64)	$(0.12)
Discontinued operations	(0.58)	(0.48)	(0.50)	(0.02)

Total basic and diluted net loss per share	$(1.09)	$(1.02)	$(1.14)	$(0.14)

Consolidated Balance Sheets
(In thousands)

	December 31,
	2003	2004
Assets
Current assets	$296,875	$312,258
Property and equipment, net	85,832	69,303
Goodwill	150,984	138,640
Deferred taxes, net	55,083	50,732
Other assets	39,489	33,085

Total assets	$628,263	$604,018

Liabilities and Shareholders' Equity
Current liabilities	$183,515	$178,128
Other liabilities	31,974	38,678
Long-term debt	196,956	196,059
Shareholders' equity	215,818	191,153

Total liabilities and shareholders' equity	$628,263	$604,018

Consolidated Statements of Cash Flow
(In thousands)

	Years Ended December 31,
	2003	2004

Net cash provided by operating activities of continuing operations	$6,994	$5,406
Net cash provided by (used in) investing activities of
continuing operations	7,353	(4,122)
Net cash used in financing activities of continuing operations	(1,187)	(1,003)

Net increase in cash and cash equivalents	13,160	281
Net effect of translation on cash	(1,922)	432
Cash and cash equivalents--beginning of period	8,730	19,415
Cash used in discontinued operations	(553)	(580)

Cash and cash equivalents--end of period	$19,415	$19,548

Management will hold a conference call to discuss results of operations for the year and quarter ended December 31, 2004 on Friday, April 1, 2005 at 10:00 a.m. eastern time. The call in number for the conference call is (913) 981-4901 and the replay number is (719) 457-0820, with a pass code of 4416676. The replay will run for 15 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec <www.mastec.com> is a leading communications, video, data, traffic and public utility infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.